UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2011

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 8.01	Other Events.

On May 16, 2011, Amerigon Incorporated (the “Company”), through its wholly owned subsidiary, Amerigon Europe GmbH (“Amerigon Europe”), acquired a controlling interest of approximately 76% of the outstanding voting shares in W.E.T. Automotive Systems AG, a German company (“W.E.T.”). At the first annual meeting of shareholders of W.E.T. following such acquisition, held on August 16, 2011 in Odelzhausen, Germany, the shareholders of W.E.T. approved an arrangement by which Amerigon Europe will take management control of W.E.T. and will directly receive W.E.T.’s annual profits and absorb W.E.T.’s annual losses, subject to certain conditions and obligations of Amerigon Europe. Such an arrangement (a “Domination and Profit and Loss Transfer”) is somewhat unique to German law and is subject to the terms and conditions applicable thereto under German law. The Company has caused Amerigon Europe to agree to the terms of the Domination and Profit and Loss Transfer and is obligated to ensure that Amerigon Europe is adequately capitalized to fulfill all of its obligations thereunder. If Amerigon Europe fails to fulfill any such obligation, the Company has agreed to be directly responsible for doing so.

Under the Domination and Profit and Loss Transfer arrangement:

•	Amerigon Europe is given control of the management of W.E.T.

•	W.E.T. will transfer all of its annual profits to Amerigon Europe, subject to the creation or dissolution of certain reserves.

•	Amerigon Europe will absorb all annual losses incurred by W.E.T.

•

For as long as the Domination and Profit and Loss Transfer remains in effect, the minority shareholders of W.E.T. will be guaranteed a recurring, annual payment (the “Guaranteed Compensation”) of EUR 3.71 per share, subject to statutory taxes and deductions, resulting in a net payment of EUR 3.17 per share (on the basis of the circumstances existing at the time of conclusion of the Domination and Profit and Loss Transfer). There are currently 720,934 shares held by the minority shareholders of W.E.T., as a result, the Guaranteed Compensation for all such shares is approximately EUR 2,675,000 per year gross or approximately EUR 2,285,000 net after statutory taxes and deductions (on the basis of the circumstances existing at the time of conclusion of the Domination and Profit and Loss Transfer). The Guaranteed Compensation is due on the first day following the W.E.T. annual shareholders’ meeting each year during which the arrangement is in effect.

•

The Domination and Profit and Loss Transfer will go into effect on January 1, 2012 or, if later, whenever the registration in the W.E.T. corporate register is announced, subject to any delay that may be ordered by German courts.

•

If Amerigon Europe agrees to pay, or is required by German courts to pay, any minority W.E.T. shareholder a higher Guaranteed Compensation, all other minority shareholders of W.E.T. shall automatically become entitled to receive that higher amount.

•

The minority shareholders of W.E.T. can elect to forego the Guaranteed Compensation and instead tender their shares to Amerigon Europe (the “Tender Option”) for a one-time cash payment of EUR 44.95 per share (the “Tender Price”). If all minority shareholders so tendered their shares, the total payment obligation of Amerigon Europe would be approximately EUR 32,406,000.

•

The Tender Option can only be exercised during the two month period after the registration of the Domination and Profit and Loss Transfer is completed. The aforementioned exercise period is extended in case minority shareholders of W.E.T. challenge the adequacy of the Tender Price; in such instance, it ends two months after the date on which the decision on the last motion ruled was published in the German Electronic Federal Gazette.

•

If Amerigon Europe agrees to pay, or is required by German courts to pay, any minority W.E.T. shareholder a higher Tender Price, all other minority shareholders of W.E.T. shall automatically become entitled to receive that higher Tender Price in exchange for their shares.

•	The Domination and Profit and Loss Transfer has an indefinite term, but can be terminated by Amerigon Europe or W.E.T. anytime after five years from the effective date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

By:	/S/ BARRY G. STEELE
Barry G. Steele,
Chief Financial Officer

Date: August 18, 2011